EXHIBIT 5.1

OPINION AND CONSENT OF PILLSBURY WINTHROP LLP

June 6, 2003

Onyx Acceptance Corporation
27051 Towne Centre Drive
Suite 100
Foothill Ranch, CA 92610

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by Onyx Acceptance Corporation, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to 152,603 shares of the common stock of the Company (the “Shares”) issuable pursuant to the Onyx Acceptance Corporation 1996 Stock Option/Issuance Plan (the “Plan”), it is our opinion that such Shares, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Pillsbury Winthrop LLP

PILLSBURY WINTHROP LLP

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